EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES SECOND QUARTER PROFIT

Seasonally strong second quarter revenue, together with pay and benefit reductions, result in profit

HOUSTON, July 20, 2005 -- Continental Airlines (NYSE: CAL) today reported second quarter 2005 net income of $100 million or $1.26 diluted earnings per share. Net income included a $47 million gain related to the contribution of ExpressJet shares to Continental's defined benefit pension plan during the quarter. Excluding the gain, Continental recorded net income of $53 million or $0.69 diluted earnings per share for the quarter, which compares favorably to the First Call mean estimate of $0.20 earnings per share.

Second quarter 2005 operating income improved by $79 million, to $119 million, compared with the second quarter of 2004, primarily due to significant revenue improvement and a decline in wages, salaries and related costs.

The company implemented pay and benefit reductions for most work groups in April and expects to achieve approximately $418 million of annualized savings from these pay and benefit reductions and work rule changes when fully implemented. At the company's request, the National Mediation Board recently appointed a federal mediator to assist Continental in reaching an agreement on pay and benefit reductions and work rule changes with its flight attendants.

With jet fuel trading at record prices during the quarter, peaking at $70.56 per barrel, mainline fuel expense for the quarter was $188 million, or 48.6 percent, higher than the same period last year.

"I want to thank my co-workers for the sacrifices they have made toward stabilizing our company with their pay and benefit reductions," said Larry Kellner, chairman and chief executive officer.  "Achieving a modest profit in one of the two strongest quarters of the year was a direct result of the contract ratifications that occurred on March 30.  High costs and depressed fares have doomed more than one airline, but we're going to stay focused on the key issues to make sure we're a long term survivor."

Second Quarter Revenue and Capacity

Second quarter passenger revenue increased 11.8 percent over the same period in 2004, to $2.6 billion, due to increased traffic and higher yields.  Consolidated yield increased 3.2 percent over the second quarter 2004.

Consolidated revenue passenger miles (RPMs) increased 8.3 percent on a 5.5 percent capacity increase over the same period in 2004. As a result, despite Easter shifting to March in 2005 (versus April in 2004), consolidated load factor averaged 79.6 percent for the second quarter, up 2.0 points year-over-year.

Consolidated passenger revenue per available seat mile (RASM) for the quarter increased 6.0 percent year-over-year.

 "Our strategy is clearly working, and we are outdistancing ourselves from our competitors," said Continental's President Jeff Smisek. "We continue to grow our network internationally with a full service and award winning product, while focusing on revenue enhancements and cost reductions. Our culture of working together provides us the competitive edge we need to survive and prosper as the airline industry rapidly evolves."

Mainline RPMs increased 7.2 percent over the second quarter 2004 on a capacity increase of 4.2 percent. Mainline load factor was up 2.3 points year-over-year to 80.4 percent. Continental's mainline yield during the quarter increased 3.2 percent year-over-year.

During the quarter, Continental continued to achieve domestic length-of-haul adjusted yield and passenger RASM premiums to the industry. Passenger revenue for the second quarter 2005 and period to period comparisons of related statistics by geographic region for the company's mainline and regional operations are as follows:

Percentage Increase (Decrease) in

Passenger Second Quarter 2005 vs. Second Quarter 2004

Revenue Passenger

(in millions) Revenue RASM ASMs

Domestic $ 1,241 5.2% 5.4% (0.2)%

Transatlantic 453 25.7% 9.5% 14.9%

Latin America 265 8.8% 8.6% 0.2%

Pacific 178 21.0% 4.3% 16.0%

Total Mainline $ 2,137 10.7% 6.3% 4.2%

Regional $ 484 17.1% 0.7% 16.3%

Consolidated $ 2,621 11.8% 6.0% 5.5%

The airline industry continues to suffer from the relentless burden of excessive government fees and non-income related taxes. In the second quarter of 2005, Continental incurred $298 million in fees and non-income related taxes charged on passenger tickets by various governmental entities, up 12.5 percent year-over-year.

Operational Accomplishments

Continental's operational performance for the second quarter of 2005 continued to be excellent. The company reported a U.S. Department of Transportation (DOT) on-time arrival rate of 81.1 percent. Continental's completion factor was 99.8 percent and the company operated 34 days without a single flight cancellation during the quarter.

Continental's aggressive international expansion continued in the second quarter with nine new routes added across the globe. The company launched five new transatlantic flights between its New York hub at Newark Liberty International Airport and Bristol, England; Belfast, Northern Ireland; Stockholm, Sweden; and Hamburg and Berlin, Germany. Continental also inaugurated service between Liberty and Beijing, becoming the first U.S. passenger airline to initiate flights to mainland China in nearly 20 years. In addition, the company began non stop service between its Houston hub at George Bush Intercontinental Airport and Tikal/Flores, Guatemala and between Los Angeles International Airport and two Mexican destinations - Durango and Queretaro.

Continental will begin daily nonstop service between Liberty and Delhi, India. on Nov. 1, 2005.

During the quarter, Continental announced that it submitted an application to the DOT for approval to operate daily nonstop flights from Houston to Buenos Aires, Argentina. If approved, the company will begin service in November 2005, utilizing a Boeing 767-200, with 25 BusinessFirst and 149 economy seats.

Continental also announced that it will double the number of first class seats offered on its Boeing 757-300 aircraft as a result of high demand for the carrier's acclaimed first class service as the fleet is expanded and deployed into a more diverse set of markets. The first of the reconfigured aircraft with 24 seats in first class and 192 in coach will enter into revenue service this summer, with the remainder to be completed by early 2006.

Continental Airlines won three major awards in the OAG Airline of the Year Awards 2005 including "Airline of the Year" and "Best Airline Based in North America" -- both for the second year in a row, and "Best Executive/Business Class" for the third year in the row. The OAG Airline of the Year Awards has been called "The Oscars" of the airline industry.

Second Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) increased 3.2 percent in the second quarter compared to the same period last year, primarily due to record high fuel prices. Excluding special items and holding fuel rate constant, CASM decreased 3.9 percent primarily as a result of previously implemented cost saving initiatives and pay and benefit reductions and work rule changes that began in April. A significant portion of the cost savings from the reductions comes from changes to benefits and work rules.

"Our cost restructuring continues to show solid results," said Jeff Misner, Continental's executive vice president and chief financial officer. "But we're not out of the woods yet, as fuel costs continue to escalate and remain at record levels."

As a result of cost restructuring, Continental and its two wholly owned subsidiaries, Air Micronesia, Inc. (AMI) and Continental Micronesia, Inc. (CMI), were able to close on a $350 million secured loan transaction during the quarter. The loan has a term of six years, is non-amortizing and accrues interest at LIBOR plus 5.375 percent. The loan is secured by certain U.S.-Asia routes and related assets, all of the outstanding common stock of AMI and CMI and substantially all of the other assets of AMI and CMI, including route authorities and related assets.

During the quarter, Continental made pension contributions of $50 million of cash and 6.1 million shares of ExpressJet stock. The contribution of ExpressJet stock resulted in a $47 million gain recognized during the quarter. The company also made pension contributions of an additional $40 million of cash to the pension plans in July of 2005, bringing the total year-to-date contributions to the plans to $220 million.

Continental expects to make $84 million in additional contributions to its pension plans this year, fulfilling its required funding obligations.

Continental ended the second quarter with $2.05 billion in unrestricted cash and short-term investments.

Continental expects to take delivery of seven Boeing 737-800s and six Boeing 757-300s during the second half of 2005, with two more Boeing 757-300s being delivered in January 2006.

Beginning in the second quarter, Continental became the first carrier to add winglets to its Boeing 757-200 fleet. By reducing the amount of drag on the aircraft, winglets achieve up to a 5 percent fuel savings.

Restatement of Prior Financials to Correct Lease Accounting

Earlier this year, the office of the chief accountant of the U.S. Securities and Exchange Commission (SEC) released a letter expressing the SEC staff's views on certain lease accounting matters. Like many other companies, Continental reviewed its lease accounting practices, and as a result, identified adjustments that were required to be recorded in prior periods relating to the way it accounted for certain ground leases with escalating rent clauses and depreciation expense for leasehold improvements.

Some of the company's airport ground leases include rent payments that escalate by a fixed amount or percentage over time. Continental historically accounted for these leases by recording rent expense on a cash basis, including escalations, over the term of each lease. Under generally accepted accounting principles, the expense for such leases is required to be recognized evenly on a straight-line basis throughout the lease term. The lease expense adjustments, which date back to 1993, resulted in increases to rental expense of between $3 million and $12 million per year.

Historically, the company's policy was to depreciate airport leasehold improvements over their estimated useful life at airports with short-term leases in cases where the company fully expected to renew these leases and remain at the related airport for at least the period of time being used to depreciate the leasehold improvement. Frequently, these situations arose from improvements being made near the end of a lease term being renewed or at airports where Continental had a long-term presence but only a month-to-month lease. However, the recent SEC interpretation letter generally requires the period of depreciation to be no greater than the lease term. As a result, the company restated its financial statements to depreciate the leasehold improvements over the shorter of their useful life or the remaining term of the lease. The leasehold improvement depreciation adjustments relate to periods beginning in 1993 and result in an increase in depreciation expense of between $2 million and $6 million per year.

For the 12-year period from 1993 through 2004, the cumulative lease expense adjustments totaled approximately $81 million and the leasehold depreciation adjustments totaled approximately $30 million. Income taxes have also been recorded on the adjustment to the extent income tax benefits were available. Because Continental discontinued recording tax benefits in 2004, recording the cumulative adjustments resulted in a shift to 2003 and prior years of $37 million of tax benefits that were originally recorded in 2004. The impact to net loss in the first quarter of 2005, which was also restated, was $2 million of additional rent expense and depreciation. A table at the end of this release shows the annual impact of the adjustments since 1993.

There is no impact from these adjustments to cash flow or revenue in any year and the results for future periods are not expected to be materially impacted by the adjustments. However, Continental restated its prior financial statements to reflect the accounting adjustments and has filed an amendment to each of its 2004 Form 10-K and first quarter 2005 Form 10-Q to effect the restatements. The decision to restate prior financial statements was made by the audit committee of Continental's board of directors, upon the recommendation of management and with the concurrence of its independent auditors.

Since the SEC's clarification on lease accounting, dozens of other companies have filed restated financial statements to correct their lease accounting.

In addition to an extensive review of its current leases and leasehold improvements, Continental has designed new internal control procedures in order to remediate the internal control weakness that resulted in the adjustments and to ensure that new leases and changes to existing leases and depreciation on leasehold improvements will be accounted for in accordance with generally accepted accounting principles.

Corporate Background

Continental Airlines is the world's sixth-largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas, Europe and Asia, serving 150 domestic and 131 international destinations, more than any other carrier in the world. Nearly 400 additional points are served via SkyTeam alliance airlines, which include Aeromexico, Air France/KLM, Alitalia, CSA Czech Airlines, Delta Air Lines, Korean Air and Northwest Airlines.  With 42,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 56 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

For the second consecutive year, FORTUNE magazine named Continental the No. 1 Most Admired Global Airline on its 2005 list of Most Admired Global Companies. Continental was also included in the publication's annual "Top 50" list, which ranks all companies, across a wide variety of industries, that appear in the Global Most Admired Companies issue. Continental again won major awards at the 2005 OAG Airline of the Year Awards including "Airline of the Year" and "Best Airline Based in North America" for the second consecutive year, and "Best Executive/Business Class" for the third consecutive year. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2004 10-K/A and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to obtain the needed pay and benefit reductions from its flight attendants or that the ratified agreements and the pay and benefit reductions and work rule changes from other work groups will enable the company to achieve the cost reductions expected, which will depend, upon other matters, on timely and effective implementation of new work rules, actual productivity improvement, employee attrition, technology implementation, our level of business activity, relations with employees generally and the ultimate accuracy of certain assumptions on which our cost savings are based. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data) (Unaudited)
	Three Months Ended June 30,		% Increase/ (Decrease)
	2005	2004
		(Restated)
Operating Revenue:
Passenger (excluding fees and taxes of $298 and $265) (a)	$2,621	$2,345	11.8%
Cargo, mail and other	236	208	13.5%
	2,857	2,553	11.9%

Operating Expenses:
Wages, salaries and related costs	649	711	(8.7)%
Aircraft fuel and related taxes	575	387	48.6%
ExpressJet capacity purchase, net	382	328	16.5%
Aircraft rentals	229	222	3.2%
Landing fees and other rentals	181	163	11.0%
Distribution costs	154	140	10.0%
Maintenance, materials and repairs	106	102	3.9%
Depreciation and amortization	98	105	(6.7)%
Passenger services	84	76	10.5%
Special charges	-	30	NM
Other	280	249	12.4%
	2,738	2,513	9.0%

Operating Income (Loss)	119	40	NM

Nonoperating Income (Expense):
Interest expense	(101)	(97)	4.1%
Interest capitalized	3	3	0.0%
Interest income	15	6	NM
Income from affiliates	20	29	(31.0)%
Gain on disposition of ExpressJet Holdings shares	47	-	NM
Other, net	(3)	(9)	(66.7)%
	(19)	(68)	(72.1)%

Income (Loss) before Income Taxes	100	(28)	NM
Income Tax Benefit (Expense)	-	-	NM

Net Income (Loss)	$ 100	$ (28)	NM

Earnings (Loss) per Share:
Basic	$1.49	$(0.41)	NM
Diluted	$1.26	$(0.43)	NM

Shares used for Computation:
Basic	66.8	66.0	1.2%
Diluted	85.5	66.0	29.5%

  The fees and taxes are primarily U.S. federal transportation taxes, federal security charges, airport passenger facility charges and foreign departure taxes.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data) (Unaudited)
	Six Months Ended June 30,		% Increase/ (Decrease)
	2005	2004
		(Restated)
Operating Revenue:
Passenger (excluding fees and taxes of $507 and $569) (a)	$4,888	$4,444	10.0%
Cargo, mail and other	474	416	13.9%
	5,362	4,860	10.3%

Operating Expenses:
Wages, salaries and related costs	1,364	1,399	(2.5)%
Aircraft fuel and related taxes	1,045	720	45.1%
ExpressJet capacity purchase, net	735	645	14.0%
Aircraft rentals	455	442	2.9%
Landing fees and other rentals	352	323	9.0%
Distribution costs	291	277	5.1%
Maintenance, materials and repairs	218	214	1.9%
Depreciation and amortization	197	208	(5.3)%
Passenger services	162	145	11.7%
Special charges	43	85	NM
Other	554	499	11.0%
	5,416	4,957	9.3%

Operating Income (Loss)	(54)	(97)	(44.3)%

Nonoperating Income (Expense):
Interest expense	(198)	(195)	1.5%
Interest capitalized	5	8	(37.5)%
Interest income	26	11	NM
Income from affiliates	40	55	(27.3)%
Gain on disposition of ExpressJet Holdings shares	98	-	NM
Other, net	(3)	(5)	(40.0)%
	(32)	(126)	(74.6)%

Income (Loss) before Income Taxes	(86)	(223)	(61.4)%
Income Tax Benefit (Expense)	-	40	NM

Net Income (Loss)	$ (86)	$(183)	(53.0)%

Earnings (Loss) per Share:
Basic	$(1.29)	$(2.77)	(53.4)%
Diluted	$(1.29)	$(2.80)	(53.9)%

Shares used for Basic and Diluted Computation	66.6	65.9	1.1%

  The fees and taxes are primarily U.S. federal transportation taxes, federal security charges, airport passenger facility charges and foreign departure taxes.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended June 30,		% Increase/
	2005	2004	(Decrease)
		(Restated)
Mainline Statistics:
Passengers (thousands) (a)	11,465	11,020	4.0%
Revenue passenger miles (millions)	18,046	16,829	7.2%
Available seat miles (millions)	22,456	21,547	4.2%
Cargo ton miles (millions)	237	248	(4.4)%

Passenger load factor:
Mainline	80.4%	78.1%	2.3 pts.
Domestic	82.0%	78.6%	3.4 pts.
International	78.3%	77.4%	0.9 pts.

Passenger revenue per available seat mile (cents)	9.52	8.96	6.3%
Total revenue per available seat mile (cents)	10.62	9.93	6.9%
Average yield per revenue passenger mile (cents)	11.84	11.47	3.2%

Cost per available seat mile (cents) (b)	9.92	9.61	3.2%
Special charges per available seat mile (cents)	-	0.14	NM
Cost per available seat mile, holding fuel rate constant (cents) (b)	9.10	9.61	(5.3)%

Average price per gallon of fuel, including fuel taxes (cents)	166.95	113.35	47.3%
Fuel gallons consumed (millions)	344	341	0.9%

Actual aircraft in fleet at end of period	348	352	(1.1)%
Average length of aircraft flight (miles)	1,374	1,323	3.9%
Average daily utilization of each aircraft (hours)	10:37	10:13	3.9%

Regional Operations:
Passengers (thousands) (a)	4,075	3,538	15.2%
Revenue passenger miles (millions)	2,246	1,906	17.8%
Available seat miles (millions)	3,026	2,603	16.3%
Passenger load factor	74.2%	73.2%	1.0 pts.
Passenger revenue per available seat mile (cents)	16.00	15.89	0.7%
Average yield per revenue passenger mile (cents)	21.56	21.70	(0.6)%
Actual aircraft in fleet at end of period	256	235	8.9%

Consolidated Statistics (Mainline and Regional):
Passengers (thousands) (a)	15,540	14,558	6.7%
Revenue passenger miles (millions)	20,292	18,735	8.3%
Available seat miles (millions)	25,482	24,150	5.5%
Passenger load factor	79.6%	77.6%	2.0 pts.
Passenger revenue per available seat mile (cents)	10.29	9.71	6.0%
Average yield per revenue passenger mile (cents)	12.92	12.52	3.2%

  Revenue passengers measured by each flight segment flown.

  Includes impact of special items.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Six Months Ended June 30,		% Increase/
	2005	2004	(Decrease)
		(Restated)
Mainline Statistics:
Passengers (thousands) (a)	22,063	20,937	5.4%
Revenue passenger miles (millions)	34,205	31,542	8.4%
Available seat miles (millions)	43,301	41,817	3.5%
Cargo ton miles (millions)	497	498	(0.2)%

Passenger load factor:
Mainline	79.0%	75.4%	3.6 pts.
Domestic	80.4%	75.2%	5.2 pts.
International	77.3%	75.7%	1.6 pts.

Passenger revenue per available seat mile (cents)	9.26	8.79	5.3%
Total revenue per available seat mile (cents)	10.40	9.79	6.2%
Average yield per revenue passenger mile (cents)	11.72	11.66	0.5%

Cost per available seat mile (cents) (b)	10.23	9.78	4.6%
Special charges per available seat mile (cents)	0.10	0.20	NM
Cost per available seat mile, holding fuel rate constant (cents) (b)	9.50	9.78	(2.9) %

Average price per gallon of fuel, including fuel taxes (cents)	156.46	108.88	43.7%
Fuel gallons consumed (millions)	668	661	1.1%

Actual aircraft in fleet at end of period	348	352	(1.1)%
Average length of aircraft flight (miles)	1,362	1,310	4.0%
Average daily utilization of each aircraft (hours)	10:23	9:54	4.9%

Regional Operations:
Passengers (thousands) (a)	7,598	6,431	18.1%
Revenue passenger miles (millions)	4,198	3,448	21.8%
Available seat miles (millions)	5,766	5,003	15.3%
Passenger load factor	72.8%	68.9%	3.9 pts.
Passenger revenue per available seat mile (cents)	15.23	15.32	(0.6)%
Average yield per revenue passenger mile (cents)	20.91	22.23	(5.9)%
Actual aircraft in fleet at end of period	256	235	8.9%

Consolidated Statistics (Mainline and Regional):
Passengers (thousands) (a)	29,661	27,368	8.4%
Revenue passenger miles (millions)	38,403	34,990	9.8%
Available seat miles (millions)	49,067	46,820	4.8%
Passenger load factor	78.3%	74.7%	3.6 pts.
Passenger revenue per available seat mile (cents)	9.96	9.49	5.0%
Average yield per revenue passenger mile (cents)	12.73	12.70	0.2%
			.

(a) Revenue passengers measured by each flight segment flown.

(b) Includes impact of special items.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Earnings (Loss) per Share	Three Months Ended Ended June 30, 2005

Diluted earnings (loss) per share	$1.26

Adjustments for gain on disposition of ExpressJet Holdings shares	0.57

Diluted earnings (loss) per share, excluding special items (a)	$0.69

Net Income (Loss) (in millions)	Three Months Ended Ended June 30, 2005

Net income (loss)	$100

Adjustments for special items	47

Net income (loss) excluding special items (a)	$ 53

	Three Months Ended June 30,		% Increase/
CASM Mainline Operations (cents)	2005	2004	(Decrease)
		(Restated)
Cost per available seat mile (CASM)	9.92	9.61	3.2%

Less: Current year fuel cost per available seat mile (b)	(2.56)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (b)	1.74	-	NM

CASM holding fuel rate constant (a)	9.10	9.61	(5.3)%

Adjustments for special items	-	(0.14)	NM

CASM holding fuel rate constant and excluding special items (a)	9.10	9.47	(3.9)%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

-table continued on next page-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES CONTINUED
	Six Months Ended June 30,		% Increase/
CASM Mainline Operations (cents)	2005	2004	(Decrease)
		(Restated)
Cost per available seat mile (CASM)	10.23	9.78	4.6%

Less: Current year fuel cost per available seat mile (b)	(2.41)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (b)	1.68	-	NM

CASM holding fuel rate constant (a)	9.50	9.78	(2.9)%

Adjustments for special items	(0.10)	(0.20)	NM

CASM holding fuel rate constant and excluding special items (a)	9.40	9.58	(1.9)%

  These financial measures provide management and investors the ability to measure and monitor

         Continental's performance on a consistent basis.

  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS RESTATEMENT SUMMARY
(in millions)
	1st Qtr	Year Ended December 31,					Prior
	2005	2004	2003	2002	2001	2000	Years

Operating Income (Loss) As reported Rent Expense Adjustment Leasehold Depreciation Adjustment Restated	$(171) (1) (1) $(173)	$(229) (8) (1) $(238)	$203 (12) (3) $188	$(312) (12) (6) $(330)	$144 (12) (4) $128	$729 (12) (2) $715	$3,026 (25) (14) $2,987
Taxes - Benefit (Expense) As reported Adjustment Restated	$ - - $ -	$ 77 (37) $ 40	$(114) 5 $(109)	$208 7 $215	$ 35 6 $ 41	$(218) 5 $(213)	$(881) 14 $(867)
Net Income (Loss) As reported Adjustment Restated	$(184) (2) $(186)	$(363) (46) $(409)	$ 38 (10) $ 28	$(451) (11) $(462)	$ (95) (10) $(105)	$342 (9) $333	$1,114 (25) $1,089

2004 BALANCE SHEET RESTATEMENT SUMMARY

	December 31,
	2004	Adjustment	2004 Adjusted

Total cash, cash equivalents and short-term investments	$1,669	-	$1,669

Accumulated Depreciation	2,023	30	2,053

Other Liabilities	339	81	420

Retained earnings	585	(111)	474

###

CAL 05074